Filed Pursuant to Rule 433

Registration Statement No. 333-206177

May 7, 2018

PRICING TERM SHEET FOR THE 3.80% DEBENTURES, SERIES 2018 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Negative); A- (Stable); A- (Stable)

Issue of Securities:	3.80% Debentures, Series 2018 A due 2028

Principal Amount:	$300,000,000

Interest Rate:	3.80% per annum

Interest Payment Dates:	May 15 and November 15 commencing on November 15, 2018

Maturity Date:	May 15, 2028

Benchmark Treasury:	2.750% due February 15, 2028

Benchmark Treasury Price / Yield:	98-09+ / 2.952%

Spread to Benchmark Treasury:	+85 basis points

Yield to Maturity:	3.802%

Public Offering Price:	99.983% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to February 15, 2028 (the “par call date”) at Treasury Rate +15 basis points (calculated to the par call date) Callable on or after the par call date at par

Pricing Date:	May 7, 2018

Settlement Date:	May 10, 2018 (T+3)

CUSIP:	209111 FP3

Joint Book-Running Managers:

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	PNC Capital Markets LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.